UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 30, 2009, BioMarin Pharmaceutical Inc. (the “Company”) announced financial results for its first quarter ended March 31, 2009. The Company’s press release issued on April 30, 2009 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In its press release, the Company included net income for the first quarter of 2009, the first quarter of 2008 and the year ended December 31, 2008 and an estimate of net income for the year ending December 31, 2009, each not determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP net income for the first quarter of 2008 and 2009 excluded the non-cash stock expense, certain nonrecurring material items and the tax effect of the adjustments and the anticipated non-GAAP net income for the year ended December 31, 2009 and actual results for the year ended December 31, 2008 excluded the non-cash stock expense for 2008, management’s estimate of the non-cash stock expense for 2009 and certain other nonrecurring material items and the tax effect of the adjustments for 2008 and 2009. Reconciliations for such non-GAAP financial measures to the comparable GAAP financial measures are included in the press release attached hereto as Exhibit 99.1.

The Company believes that this non-GAAP information is useful to investors, taken in conjunction with the Company’s GAAP information because it provides additional information regarding the performance of the Company’s core ongoing business, Naglazyme, Kuvan and Aldurazyme and the development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future. Further, the Company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Exhibit 99.1     Press Release of the Company dated April 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: April 30, 2009	By:	/s/ G. Eric Davis
G. Eric Davis
Vice President, General Counsel